Exhibit 99.1

JAMES RIVER ANNOUNCES FIRST QUARTER
2022 RESULTS

▪First quarter 2022 net income available to common shareholders of $9.3 million ($0.25 per diluted share). Adjusted net operating income1 of $13.9 million ($0.37 per diluted share).
▪The Group combined ratio of 97.4% was elevated by 6.1 percentage points associated with the previously announced Casualty Reinsurance loss portfolio transfer ("Retrocession Transaction"). The Company's largest segment, Excess and Surplus Lines ("E&S"), produced a combined ratio of 83.7%.
▪Growth in E&S gross written premium of 12.6% and an increase in E&S renewal pricing of 8.4%.
▪Group expense ratio improved to 26.0% from 28.9% in the first quarter of 2021.
▪Net investment income increased 7.8% versus the prior year quarter due to strong results from renewable energy investments.

Pembroke, Bermuda, May 9, 2022 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported first quarter 2022 net income available to common shareholders of $9.3 million ($0.25 per diluted share), compared to a net loss of $103.5 million ($3.37 per diluted share) for the first quarter of 2021. Adjusted net operating income1 for the first quarter of 2022 was $13.9 million ($0.37 per diluted share), compared to an adjusted net operating loss1 of $108.8 million ($3.54 per diluted share) for the same period in 2021.
1 Adjusted net operating income (loss) is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

-MORE-

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces First Quarter 2022 Results

May 9, 2022

Earnings (Loss) Per Diluted Share	Three Months Ended March 31,
	2022	2021

Net Income (Loss)	$0.25	$(3.37)
Adjusted Net Operating Income (Loss)[1]	$0.37	$(3.54)

1 See "Reconciliation of Non-GAAP Measures" below.

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “The first quarter represented a strong start to the year, highlighted by continued attractive market conditions for our E&S segment allowing us to produce broad-based growth in an attractive underwriting environment. Our E&S renewal pricing reflected the twenty-first consecutive quarter of positive rate, compounding to 52% over that period. During the quarter, we also grew fee income in our Specialty Admitted segment by 8%, while premium in our workers' compensation unit and Casualty Reinsurance segment declined as we remain disciplined in our plan to deliver underwriting profitability.”
First Quarter 2022 Operating Results
•Gross written premium of $359.9 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$204,282	$181,358	13%
Specialty Admitted Insurance	125,710	127,036	(1)%
Casualty Reinsurance	29,944	64,861	(54)%
	$359,936	$373,255	(4)%

•Net written premium of $175.9 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$125,710	$108,433	16%
Specialty Admitted Insurance	20,205	22,005	(8)%
Casualty Reinsurance	29,944	44,161	(32)%
	$175,859	$174,599	1%

•Net earned premium of $189.8 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$131,301	$113,708	15%
Specialty Admitted Insurance	19,318	16,357	18%
Casualty Reinsurance	39,205	30,528	28%
	$189,824	$160,593	18%

-MORE-

JRVR Announces First Quarter 2022 Results

May 9, 2022
•E&S gross written premium increased 12.6% compared to the prior year quarter, with eleven out of thirteen underwriting divisions experiencing growth and ten of the underwriting divisions reporting double-digit growth.
•Gross written premium for the Specialty Admitted Insurance segment declined 1.0% from the prior year due to shrinkage in both our individual risk workers' compensation business and our large workers' compensation fronted program. Taken together, gross written premium in these two areas declined 12.6%, while remaining segment premium increased 6.5%.
•Gross written premium in the Casualty Reinsurance segment decreased 53.8% from the prior year quarter primarily driven by the non-renewal of several treaties. The decline in gross written premium is consistent with our previously announced strategy for this segment. Since the earning patterns of the business can extend over multiple years, changes in net earned premium for this segment will lag the expected decline in gross and net written premium.
•Pre-tax favorable (unfavorable) reserve development by segment was as follows:

	Three Months Ended March 31,
($ in thousands)	2022	2021
Excess and Surplus Lines	$59	$(168,651)
Specialty Admitted Insurance	(63)	1,000
Casualty Reinsurance	(6,800)	(2,483)
	$(6,804)	$(170,134)
•As previously disclosed, the prior year reserve development in the quarter included $6.8 million (representing a 3.6 percentage point increase to the Company's loss ratio) associated with the Retrocession Transaction. Net reserve development on the remaining E&S and Specialty Admitted business was de minimis during the quarter.
•Separately, as previously disclosed, the Retrocession Transaction resulted in $4.7 million of additional current accident year losses in the Casualty Reinsurance segment (representing a 2.5 percentage point increase to the Company's loss ratio). As part of the Retrocession Transaction, the Company did not recognize any earnings on the portfolio during the first quarter, resulting in the additional current accident year losses.
•Gross fee income was as follows:

	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Specialty Admitted Insurance	$5,558	$5,128	8%
•The consolidated expense ratio was 26.0% for the first quarter of 2022, down from 28.9% in the prior year first quarter. The expense ratio benefited from 18.2% growth in net earned premium that was well in excess of growth in underwriting expenses as we continue to manage costs effectively.

-MORE-

JRVR Announces First Quarter 2022 Results

May 9, 2022
Investment Results
Net investment income for the first quarter of 2022 was $16.3 million, an increase of 7.8% compared to $15.1 million for the same period in 2021.
The Company’s net investment income consisted of the following:

	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Renewable Energy Investments	$2,682	$(681)	NM
Other Private Investments	217	1,015	(79)%
All Other Net Investment Income	13,368	14,755	(9)%
Total Net Investment Income	$16,267	$15,089	8%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended March 31, 2022 was 3.0% (versus 3.2% for the three months ended March 31, 2021). The investment yield decreased primarily as a result of lower market yields on fixed maturity securities and bank loans.
Net realized and unrealized losses on investments of $5.0 million for the three months ended March 31, 2022 compares to net realized and unrealized gains on investments of $6.3 million in the prior year quarter.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended March 31, 2022 was 24.6%. The rate was impacted by both geographical mix of income and discreet tax items for the quarter primarily related to tax expenses associated with vested stock compensation.
Tangible Equity
Tangible equity2 of $574.8 million at March 31, 2022 increased 13.3% compared to tangible equity of $507.5 million at December 31, 2021, as net income available to common shareholders and the proceeds of the Series A preferred shares issued during the quarter were partially offset by an increase in unrealized losses in the Company's fixed maturity portfolio.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.05 per common share. This dividend is payable on Thursday, June 30, 2022 to all shareholders of record on Monday, June 13, 2022.
2 Tangible equity is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
-MORE-

JRVR Announces First Quarter 2022 Results

May 9, 2022
Conference Call
James River will hold a conference call to discuss its third quarter results tomorrow, May 10, 2022 at 8:30 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 7872437, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on June 9, 2022 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the downgrade in the financial strength rating of our regulated insurance subsidiaries announced on May 7, 2021, or further downgrades, impacting our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; the impact of a persistent high inflationary environment on our reserves, the values of our investment returns, and on our compensation expenses; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform their reimbursement obligations; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which
-MORE-

JRVR Announces First Quarter 2022 Results

May 9, 2022
substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our most recently filed Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income (loss), tangible equity, tangible common equity, adjusted net operating return on average tangible equity (which is calculated as annualized adjusted net operating income (loss) divided by average tangible equity), and adjusted net operating return on average tangible common equity (which is calculated as annualized adjusted net operating income (loss) divided by average tangible common equity), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Brett Shirreffs
SVP, Finance, Investments and Investor Relations
InvestorRelations@jrgh.net
-MORE-

JRVR Announces First Quarter 2022 Results

May 9, 2022
James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

($ in thousands, except for share data)	March 31, 2022	December 31, 2021
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,662,278	$1,677,561
Equity securities, at fair value	102,973	108,410
Bank loan participations, at fair value	159,084	156,043
Short-term investments	147,334	136,563
Other invested assets	53,298	51,908
Total invested assets	2,124,967	2,130,485

Cash and cash equivalents	270,195	190,123
Restricted cash equivalents (a)	102,009	102,005
Accrued investment income	11,730	11,037
Premiums receivable and agents’ balances, net	367,991	393,967
Reinsurance recoverable on unpaid losses, net	1,617,884	1,348,628
Reinsurance recoverable on paid losses	87,595	82,235
Deferred policy acquisition costs	66,028	68,526
Goodwill and intangible assets	217,779	217,870
Other assets	401,040	403,674
Total assets	$5,267,218	$4,948,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,750,188	$2,748,473
Unearned premiums	706,770	727,552
Funds held (a)	371,853	97,360
Senior debt	222,300	262,300
Junior subordinated debt	104,055	104,055
Accrued expenses	48,229	57,920
Other liabilities	271,248	225,528
Total liabilities	4,474,643	4,223,188

Series A redeemable preferred shares	144,898	0
Total shareholders’ equity	647,677	725,362
Total liabilities, Series A redeemable preferred shares, and shareholders’ equity	$5,267,218	$4,948,550

Tangible equity (b)	$574,796	$507,492
Tangible equity per share outstanding (b)	$13.34	$13.58
Shareholders' equity per share outstanding	$17.30	$19.41
Common shares outstanding	37,448,314	37,373,066

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are primarily sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company. The funds held liability also includes a notional funds withheld account balance related to the Retrocession Transaction that will be reduced on a quarterly basis by paid losses on the subject business.

(b) See “Reconciliation of Non-GAAP Measures”
-MORE-

JRVR Announces First Quarter 2022 Results

May 9, 2022
James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated (Loss) Income Statement Data
(Unaudited)

	Three Months Ended March 31,
($ in thousands, except for share data)	2022	2021
REVENUES
Gross written premiums	$359,936	$373,255
Net written premiums	175,859	174,599

Net earned premiums	189,824	160,593
Net investment income	16,267	15,089
Net realized and unrealized (losses) gains on investments	(5,010)	6,272
Other income	867	1,026
Total revenues	201,948	182,980

EXPENSES
Losses and loss adjustment expenses	135,608	273,500
Other operating expenses	50,061	47,381
Other expenses	368	621
Interest expense	2,292	2,216
Amortization of intangible assets	91	91
Total expenses	188,420	323,809
Income (loss) before taxes	13,528	(140,829)
Income tax expense (benefit)	3,323	(37,369)
NET INCOME (LOSS)	$10,205	$(103,460)
Dividends on Series A preferred shares	(875)	0
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$9,330	$(103,460)
ADJUSTED NET OPERATING INCOME (LOSS) (a)	$13,867	$(108,795)

INCOME (LOSS) PER COMMON SHARE
Basic	$0.25	$(3.37)
Diluted	$0.25	$(3.37)

ADJUSTED NET OPERATING INCOME (LOSS) PER COMMON SHARE
Basic	$0.37	$(3.54)
Diluted	$0.37	$(3.54)

Weighted-average common shares outstanding:
Basic	37,406,913	30,713,986
Diluted	37,554,662	30,713,986
Cash dividends declared per common share	$0.05	$0.30

Ratios:
Loss ratio	71.4%	170.3%
Expense ratio (b)	26.0%	28.9%
Combined ratio	97.4%	199.2%
Accident year loss ratio	67.9%	64.4%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $800,000 and $927,000 for the three months ended March 31, 2022 and 2021, respectively, and a denominator of net earned premiums.

-MORE-

JRVR Announces First Quarter 2022 Results

May 9, 2022

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Gross written premiums	$204,282	$181,358	12.6%
Net written premiums	$125,710	$108,433	15.9%

Net earned premiums	$131,301	$113,708	15.5%
Losses and loss adjustment expenses	(84,925)	(241,742)	(64.9)%
Underwriting expenses	(24,919)	(22,912)	8.8%
Underwriting profit (loss) (a)	$21,457	$(150,946)	—

Ratios:
Loss ratio	64.7%	212.6%
Expense ratio	19.0%	20.1%
Combined ratio	83.7%	232.7%
Accident year loss ratio	64.7%	64.3%

(a) See "Reconciliation of Non-GAAP Measures".

-MORE-

JRVR Announces First Quarter 2022 Results

May 9, 2022
SPECIALTY ADMITTED INSURANCE

	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Gross written premiums	$125,710	$127,036	(1.0)%
Net written premiums	$20,205	$22,005	(8.2)%

Net earned premiums	$19,318	$16,357	18.1%
Losses and loss adjustment expenses	(15,435)	(10,742)	43.7%
Underwriting expenses	(3,674)	(4,349)	(15.5)%
Underwriting (loss) profit (a), (b)	$209	$1,266	(83.5)%

Ratios:
Loss ratio	79.9%	65.7%
Expense ratio	19.0%	26.6%
Combined ratio	98.9%	92.3%
Accident year loss ratio	79.6%	71.8%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include gross fee income of $5.6 million and $5.1 million for the three months ended March 31, 2022 and 2021, respectively.

CASUALTY REINSURANCE

	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Gross written premiums	$29,944	$64,861	(53.8)%
Net written premiums	$29,944	$44,161	(32.2)%

Net earned premiums	$39,205	$30,528	28.4%
Losses and loss adjustment expenses	(35,248)	(21,016)	67.7%
Underwriting expenses	(12,794)	(11,137)	14.9%
Underwriting loss (a)	$(8,837)	$(1,625)	—

Ratios:
Loss ratio	89.9%	68.8%
Expense ratio	32.6%	36.5%
Combined ratio	122.5%	105.3%
Accident year loss ratio	72.6%	60.7%

(a) See "Reconciliation of Non-GAAP Measures".

-MORE-

JRVR Announces First Quarter 2022 Results

November 9, 2021

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit (Loss)

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income (loss) before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit (loss) of operating segments. Our definition of underwriting profit (loss) of operating segments and underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended March 31,
($ in thousands)	2022	2021
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$21,457	$(150,946)
Specialty Admitted Insurance	209	1,266
Casualty Reinsurance	(8,837)	(1,625)
Total underwriting profit (loss) of operating segments	12,829	(151,305)
Other operating expenses of the Corporate and Other segment	(7,874)	(8,056)
Underwriting profit (loss) (a)	4,955	(159,361)
Net investment income	16,267	15,089
Net realized and unrealized (losses) gains on investments	(5,010)	6,272
Other expense	(301)	(522)
Interest expense	(2,292)	(2,216)
Amortization of intangible assets	(91)	(91)
Consolidated income (loss) before taxes	$13,528	$(140,829)

(a) Included in underwriting results for the three months ended March 31, 2022 and 2021 is gross fee income of $5.6 million and $5.1 million, respectively.

Adjusted Net Operating Income (Loss)

We define adjusted net operating income (loss) as net income (loss) available to common shareholders excluding net realized and unrealized (losses) gains on investments, and certain non-operating expenses such as professional service fees related to a purported class action lawsuit, various strategic initiatives, and the filing of registration statements for the offering of securities, and severance costs associated with terminated employees. We use adjusted net operating income (loss) as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income (loss) should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and our definition of adjusted net operating income (loss) may not be comparable to that of other companies.

-MORE-

JRVR Announces First Quarter 2022 Results

May 9, 2022
Our income (loss) available to common shareholders reconciles to our adjusted net operating income (loss) as follows:

	Three Months Ended March 31,
	2022		2021
($ in thousands)	Income Before Taxes	Net Income	Loss Before Taxes	Net Loss
Income (loss) available to common shareholders	$12,653	$9,330	$(140,829)	$(103,460)
Net realized and unrealized losses (gains) on investments	5,010	4,190	(6,272)	(5,751)
Other expenses	347	347	527	416
Adjusted net operating income (loss)	$18,010	$13,867	$(146,574)	$(108,795)

Tangible Equity (per Share) and Tangible Common Equity (per Share)

We define tangible equity as shareholders' equity plus mezzanine Series A preferred shares less goodwill and intangible assets (net of amortization). We define tangible common equity as tangible equity less mezzanine Series A preferred shares. Our definition of tangible equity and tangible common equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity and tangible common equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity and tangible common equity for March 31, 2022, December 31, 2021, and March 31, 2021.

	March 31, 2022		December 31, 2021		March 31, 2021
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$647,677	$17.30	$725,362	$19.41	$639,628	$20.78
Plus: Series A redeemable preferred shares	144,898		—		—
Less: Goodwill and intangible assets	217,779		217,870		218,142
Tangible equity	$574,796	$13.34	$507,492	$13.58	$421,486	$13.70
Less: Series A redeemable preferred shares	144,898		—		—
Tangible common equity	$429,898	$11.48	$507,492	$13.58	$421,486	$13.70

Common shares outstanding	37,448,314		37,373,066		30,774,930
Common shares from assumed conversion of Series A preferred shares	5,640,158		—		—
Common shares outstanding after assumed conversion of Series A preferred shares	43,088,472		37,373,066		30,774,930
-END-